Exhibit 99.1

CONTACT: David Foy
(203) 458-5850

WHITE MOUNTAINS REPORTS TANGIBLE BOOK VALUE PER SHARE OF $443

HAMILTON, Bermuda (May 2, 2008) – White Mountains Insurance Group, Ltd. ended the first quarter with a fully diluted tangible book value per share of $443, which was essentially flat for the quarter and an increase of 9% for the past twelve months, including dividends.

Ray Barrette, Chairman and CEO, said “We had a tough quarter resulting in a flat book value per share.  OneBeacon’s combined ratio was 100% driven by a number of large Commercial claims on top of a seasonally difficult quarter.  White Mountains Re’s combined ratio was a decent 94%, but continued adverse reserve developments at Folksamerica hurt an otherwise strong, low cat quarter.  Esurance had a combined ratio of 113% due to weather losses and increased severity for injury claims. On the investment front, the total return on the portfolio was 0.5%.  Bonds were up 1.6%, aided by favorable currency movements, but behind conventional benchmarks, while equities were down 4 points, but well ahead of the S&P 500.  On the positive side, OneBeacon Specialty had another great quarter, Esurance grew premiums 11% and passed the 500,000 policyholders mark, we now own 69% of Answer Financial and we are on track with the exchange transaction with Berkshire Hathaway.”

Adjusted comprehensive net income for the first quarter was break-even, compared to $103 million in last year’s first quarter, while net loss was $57 million, compared to net income of $92 million.

Effective January 1, 2008, the Company adopted FAS 159 and elected to record the changes in unrealized gains and losses from nearly all of its investment portfolio in net income. In prior periods, these changes have been included in other comprehensive income rather than in net income. Accordingly, net income (loss) and pre-tax income (loss) for 2008 periods are not directly comparable to such measures for 2007 periods.

OneBeacon

OneBeacon’s adjusted book value per share decreased by 1.1% in the quarter, including dividends.  OneBeacon’s pre-tax loss for the quarter was $39 million compared to pre-tax income of $87 million, while the GAAP combined ratio was 100% compared to 98%.  Pre-tax loss in the first quarter of 2008 included $59 million in net unrealized investment losses and $4 million in net realized investment gains compared to $55 million in net realized investment gains in pre-tax income in the prior year period.

Mike Miller, CEO of OneBeacon, said, “We had a challenging quarter.  Both underwriting (100% combined ratio) and investment results (0% total return) were off, which led to a 1% decrease in adjusted book value per share, including dividends.  On the underwriting side, Specialty Lines had an excellent quarter at an 87% combined ratio and strong growth and Personal Lines generated a solid 96% combined ratio.  Commercial Lines had a tough quarter at a 110% combined ratio driven by unusually heavy catastrophe losses and a few large claims.  Our business is in good shape and we expect to deliver better results in the coming quarters.”

Net written premiums were $426 million for the first quarter, a decrease of 3% from the comparable period of 2007.  Specialty Lines premiums increased by 15% and Commercial Lines and Personal Lines premiums decreased by 1% and 16%, respectively. At the end of the quarter, OneBeacon launched its collector car and boat products through its partnership with Hagerty Insurance.

During the quarter, OneBeacon paid approximately $215 million of dividends and completed share repurchases of approximately $53 million.

White Mountains Re

White Mountains Re’s pre-tax loss was $12 million for the quarter compared to pre-tax income of $58 million, while the GAAP combined ratio was 94% compared to 99%.  Pre-tax loss in the first quarter of 2008 included $40 million in net unrealized investment losses and $12 million in net realized investment losses compared to $20 million in net realized investment gains in pre-tax income in the prior year period.  The decrease in the combined ratio was primarily due to a decrease in catastrophe losses.  The 2008 first quarter included $9 million of catastrophe losses, net of reinstatement premiums, from European windstorm Emma, compared to $45 million from Kyrill and Hanno in the first quarter of 2007.  This improvement was partially offset by an increase in prior year loss reserves of $33 million in the first quarter of 2008, compared to net loss reserve releases of $7 million in the first quarter of 2007.   The 2008 reserve addition includes $41 million for late reported construction defect claims at Folksamerica for underwriting years 2002 and prior.

Allan Waters, CEO of White Mountains Re, said, “Overall, White Mountains Re reported a reasonably good 94% combined ratio.  We benefited from reduced catastrophe activity, but once again added to Folksamerica’s loss reserves.  Dwight Evans assumed the helm at Folksamerica during the quarter and is quickly assessing all opportunities to improve the operations.”

Gross written premiums were down 10% for the quarter, while net written premiums were down 11%. These decreases occurred in almost every line of business, especially in casualty where pricing, terms and conditions for certain accounts did not meet White Mountains Re’s underwriting guidelines.

Esurance

Esurance’s pre-tax loss was $24 million for the quarter compared to $9 million, while the GAAP combined ratio was 113% compared to 111%.  The loss ratio increased to 81% in the first quarter compared to 76% in the same period last year, due to higher injury claims costs.  Esurance’s higher loss ratio was partially offset by a 3-point improvement in the expense ratio as compared to the first quarter of 2007. Pre-tax loss in the first quarter of 2008 included $6 million in net unrealized investment losses and $2 million in net realized investment losses compared to $1 million in net realized investment gains in pre-tax loss in the prior year period.

Gary Tolman, CEO of Esurance, said, “Our underwriting results continue to be disappointing.  The loss ratio was a few points higher than expected.  Over the past six months, we have implemented rate increases in 18 states averaging 9% and we expect our loss ratio to decline over the rest of the year.  We continued to increase our policyholder base and grow our premium volume. We realized a 3-point reduction in our expense ratio as we lowered acquisition costs and continued to scale the business.”

Gross written premiums were $231 million for the first quarter, an increase of 11% from the first quarter of last year.  During the first quarter, Esurance added approximately 20,000 policies-in-force, ending the quarter with more than 500,000 policyholders.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss was $30 million for the first quarter, compared to $4 million.  The increase in pre-tax loss for the segment is primarily due to $21 million of losses in the Life Re business, which were primarily mark-to-market losses from the effect of the volatile investment market conditions on the valuation of Life Re’s derivative assets and liabilities during the quarter.

In conjunction with its previously announced exchange transaction with Berkshire Hathaway, in March the Company drew the $475 million available on its revolving credit facility to provide the necessary funds at the holding company level required for the transaction.  The Company plans to repay the facility over time as it harvests funds from its operations.  In April, the Company repaid $175 million of the borrowings on the facility leaving $300 million currently outstanding.

Investment Activities

The GAAP total return on invested assets for the first quarter was 0.5% compared to 1.9% in the first quarter of last year.  Net investment income was $117 million in the quarter, which was flat when compared to last year’s first quarter.

Mark Dorcus, President of White Mountains Advisors, said, “First quarter investment results were slightly positive as bonds were up 1.6%, aided by favorable currency movements in Sirius, which was mostly offset by a 4% decline in our equity positions.  Treasuries extended their winning streak into the first quarter as investors continued to shun risk.  As a result, spreads for corporate bonds and structured securities widened much further.  Our limited exposure to Treasuries and the wider spreads restrained our bond returns.  Prospector’s security selection helped us weather the tough equity markets with only minimal damage.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before May 12, 2008 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes three non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 8.

Fully diluted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all in-the-money convertible securities and to exclude any unamortized goodwill and net unrealized gains/(losses) from Symetra’s fixed maturity portfolio.  In addition, for periods subsequent to December 31, 2006, the number of common shares outstanding used in the calculation of fully diluted tangible book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. This adjustment was not made to fully diluted tangible book value per share for periods prior to December 31, 2006 as the impact was not significant. The reconciliation of fully diluted tangible book value per share to book value per share is included on page 7.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A reconciliation of OneBeacon’s book value per common share to OneBeacon’s adjusted book value per common share follows:

(millions, except per share amounts)	March 31, 2008	December 31, 2007	March 31, 2007
OneBeacon book value per share numerators:
OneBeacon common shareholders’ equity	$1,613.0	1,906.5	1,825.7
Remaining accretion of subsidiary preferred stock to face value	(11.1)	(21.6)	(49.5)
Adjusted OneBeacon common shareholders’ equity	1,601.9	1,884.9	1,776.2
OneBeacon common shares outstanding	96.0	98.5	100.0
OneBeacon book value per common share	$16.80	19.36	18.26
OneBeacon adjusted book value per common share	$16.69	19.14	17.76

Growth in adjusted book value per common share for the quarter (1)	-1.1%

(1)	Includes $.21 dividend per common share paid quarterly beginning in March 2007 and a special dividend of $2.03 per common share paid in March 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•	growth in book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’ 2007 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2008	2007	2007
Assets

Fixed maturity investments	$6,842.6	$7,371.5	$7,179.9
Common equity securities	1,520.7	1,550.7	1,245.2
Short-term investments	2,372.2	1,327.3	1,473.6
Other investments	642.5	603.3	532.2
Convertible fixed maturity investments	463.0	490.6	485.8
Investments held in trust	309.2	305.6	335.4

Total investments	12,150.2	11,649.0	11,252.1

Reinsurance recoverable on unpaid losses	3,375.3	3,467.9	3,873.7
Reinsurance recoverable on paid losses	88.2	59.5	131.9
Funds held by ceding companies	231.7	231.1	438.2
Insurance and reinsurance premiums receivable	976.2	877.0	1,007.4
Securities lending collateral	481.1	661.6	563.8
Investments in unconsolidated affiliates	362.3	406.3	356.3
Deferred acquisition costs	325.9	326.0	338.6
Ceded unearned premiums	171.9	123.1	133.6
Accounts receivable on unsettled investment sales	35.3	201.1	40.2
Other assets	1,166.7	1,103.0	1,142.4

Total assets	$19,364.8	$19,105.6	$19,278.2

Liabilities

Loss and loss adjustment expense reserves	$8,038.0	$8,062.1	$8,636.0
Unearned insurance and reinsurance premiums	1,753.8	1,605.2	1,746.6
Debt	1,666.0	1,192.9	1,183.6
Securities lending payable	481.1	661.6	563.8
Deferred tax liability	390.2	353.2	311.1
Preferred stock subject to mandatory redemption	288.9	278.4	270.5
Ceded reinsurance payable	124.6	124.8	141.0
Funds held under reinsurance treaties	98.7	103.0	126.4
Accounts payable on unsettled investment purchases	106.3	46.4	19.7
Other liabilities	983.5	1,097.2	1,107.8

Total liabilities	13,931.1	13,524.8	14,106.5

Minority interest - OneBeacon Insurance Group, Ltd.	407.4	517.2	515.8
Minority interest - White Mountains Re Group, Ltd. Preference Shares	250.0	250.0	—
Minority interest - consolidated limited partnerships	97.1	100.2	113.0

Total minority interest	754.5	867.4	628.8

Common Shareholders’ Equity

Common shares and paid-in surplus	1,701.2	1,691.2	1,727.4
Retained earnings	2,837.6	2,718.5	2,566.7
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	—	208.9	207.9
Equity in unrealized gains from investments in unconsolidated affiliates	.3	3.7	5.0
Equity in net unrealized (losses) gains from Symetra’s fixed maturity portfolio	(26.3)	(5.6)	1.8
Net unrealized foreign currency translation gains and other	166.4	96.7	34.1

Total common shareholders’ equity	4,679.2	4,713.4	4,542.9

Total liabilities, minority interest and common shareholders’ equity	$19,364.8	$19,105.6	$19,278.2

Common shares outstanding (000’s)	10,570	10,554	10,834
Common and equivalent shares outstanding (000’s)	10,529	10,517	10,806

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY DILUTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	March 31,		December 31,		March 31,
	2008		2007		2007
Book value per share numerators (in millions):

Common shareholders’ equity	$4,679.2		$4,713.4		$4,542.9
Benefits to be received from share obligations under employee benefit plans	1.5		1.7		4.1
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	(8.3	)(1)	(15.8	)(1)	(35.5	)(1)
Book value per share numerator	4,672.4		4,699.3		4,511.5
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	26.3		5.6		(1.8)
Goodwill	(34.0)		(30.4)		(29.2)
Fully diluted tangible book value per common and equivalent share numerator	$4,664.7		$4,674.5		$4,480.5

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,570.2		10,553.6		10,833.8
Share obligations under employee benefits plans	8.7		9.9		25.3
Book value per share denominator	10,578.9		10,563.5		10,859.1
Unearned restricted shares	(50.4)		(46.5)		(52.7)
Fully diluted tangible book value per common and equivalent share denominator	10,528.5		10,517.0		10,806.4

Book value per common and equivalent share	$441.67		$444.86		$415.45
Fully diluted tangible book value per common and equivalent share	$443.05		$444.47		$414.61

(1)  Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in   OneBeacon Insurance Group, Ltd. of 74.7% as of March 31, 2008, 72.9% as of December 31, 2007, and 71.8% as of March 31, 2007.

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Earned insurance and reinsurance premiums	$929.1	938.0
Net investment income	116.8	118.0
Net realized investment (losses) gains	(13.0)	73.9
Net unrealized investment losses	(105.0)	—
Other revenue	10.0	36.2

Total revenues	937.9	1,166.1
Expenses:
Loss and loss adjustment expenses	638.7	613.3
Insurance and reinsurance acquisition expenses	186.7	192.6
Other underwriting expenses	116.8	137.7
General and administrative expenses	58.2	52.9
Accretion of fair value adjustment to loss and loss adjustment expense reserves	4.2	5.1
Interest expense on debt	19.4	16.8
Interest expense - dividends on preferred stock subject to mandatory redemption	7.1	7.6
Interest expense - accretion on preferred stock subject to mandatory redemption	10.5	8.2

Total expenses	1,041.6	1,034.2

Pre-tax (loss) income	(103.7)	131.9

Income tax benefit (provision)	32.9	(31.2)

(Loss) income before equity in earnings of unconsolidated affiliates,	(70.8)	100.7
extraordinary item, and minority interest
Equity in earnings of unconsolidated affiliates	.4	10.5
Excess of fair value of acquired assets over cost	4.2	—
Minority interest	9.4	(19.0)

Net (loss) income	(56.8)	92.2

Change in net unrealized gains on investments	—	14.2
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	(20.5)	6.5
Change in foreign currency translation and other	56.8	(3.8)

Comprehensive net (loss) income	(20.5)	109.1

Change in net unrealized losses and (gains) from Symetra’s fixed maturity portfolio	20.7	(5.9)

Adjusted comprehensive net income	$.2	$103.2

Basic (loss) earnings per share	$(5.40)	$8.56

Diluted (loss) earnings per share	$(5.40)	$8.54

Dividends declared and paid per common share	$2.00	$2.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended March 31, 2008	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$455.3	$266.8	$207.0	$—	$929.1
Net investment income	50.1	50.5	7.9	8.3	116.8
Net realized investment gains (losses)	3.7	(12.2)	(1.5)	(3.0)	(13.0)
Net unrealized investment losses	(59.1)	(40.3)	(5.6)	—	(105.0)
Other revenue	3.6	(12.9)	3.1	16.2	10.0

Total revenues	453.6	251.9	210.9	21.5	937.9
Expenses:
Loss and loss adjustment expenses	300.9	168.2	168.4	1.2	638.7
Insurance and reinsurance acquisition expenses	84.7	55.6	46.4	—	186.7
Other underwriting expenses	70.1	27.0	19.0	.7	116.8
General and administrative expenses	4.4	5.1	.6	48.1	58.2
Accretion of fair value adjustment to loss and lae reserves	3.0	1.2	—	—	4.2
Interest expense on debt	11.5	6.9	—	1.0	19.4
Interest expense - dividends and accretion on preferred stock	17.6	—	—	—	17.6

Total expenses	492.2	264.0	234.4	51.0	1,041.6

Pre-tax loss	$(38.6)	$(12.1)	$(23.5)	$(29.5)	$(103.7)

For the Three Months Ended March 31, 2007	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$468.9	$298.3	$170.8	$—	$938.0
Net investment income	50.6	48.1	6.2	13.1	118.0
Net realized investment gains (losses)	54.9	19.9	1.0	(1.9)	73.9
Other revenue	3.1	(3.6)	3.0	33.7	36.2

Total revenues	577.5	362.7	181.0	44.9	1,166.1
Expenses:
Loss and loss adjustment expenses	288.2	194.6	130.3	.2	613.3
Insurance and reinsurance acquisition expenses	78.3	69.6	44.7	—	192.6
Other underwriting expenses	90.9	31.3	14.7	.8	137.7
General and administrative expenses	2.4	6.6	.1	43.8	52.9
Accretion of fair value adjustment to loss and lae reserves	4.0	1.1	—	—	5.1
Interest expense on debt	11.4	1.2	—	4.2	16.8
Interest expense - dividends and accretion on preferred stock	15.8	—	—	—	15.8

Total expenses	491.0	304.4	189.8	49.0	1,034.2

Pre-tax income (loss)	$86.5	$58.3	(8.8)	$(4.1)	$131.9

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon
	Three Months Ended March 31, 2008
	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	55%	72%	65%	66%
Expense	32%	38%	31%	34%
Total GAAP Combined	87%	110%	96%	100%

Dollars in millions
Net written premiums	$110.9	$169.7	$144.7	$425.7
Earned premiums	$110.4	$181.0	$163.6	$455.3

OneBeacon	Three Months Ended March 31, 2007
	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	58%	55%	66%	62%
Expense	31%	38%	37%	36%
Total Combined	88%	93%	103%	98%

Dollars in millions
Net written premiums	$96.0	$171.3	$172.8	$440.3
Earned premiums	$106.3	$172.6	$189.8	$468.9

	White Mountains Re		Esurance
	Three Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
GAAP Ratios
Loss and LAE	63%	65%	81%	76%
Expense	31%	34%	32%	35%
Total Combined	94%	99%	113%	111%

Dollars in millions
Gross written premiums	$446.9	$499.0	$231.2	$208.8
Net written premiums	$359.6	$403.6	$230.3	$207.7
Earned premiums	$266.8	$298.3	$207.0	$170.8

(1) Includes results from runoff operations.

(end)